UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Akoya Biosciences, Inc.

(Name of Issuer)
Common Stock, par value $0.00001 per share

(Title of Class of Securities)
00974H104

(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00974H104	SCHEDULE 13G	Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS Blue Water Life Science Advisors, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,697,785
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,697,785
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,697,785
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.56%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 00974H104	SCHEDULE 13G	Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS Blue Water Life Science Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,697,785
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,697,785
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,697,785
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.56%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 00974H104	SCHEDULE 13G	Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS Nathaniel T. Cornell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,697,785
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,697,785
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,697,785
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.56%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 00974H104	SCHEDULE 13G	Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS Blue Water Life Science, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,697,785
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,697,785
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,697,785
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.56%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 00974H104	SCHEDULE 13G	Page 6 of 10 Pages

Item 1.	(a) Name of Issuer

Akoya Biosciences, Inc.

Item 1.	(b) Address of Issuer’s Principal Executive Offices

100 Campus Drive, 6th Floor Marlborough,

Massachusetts 01752

Item 2. Item 2. Item 2.

(a) Names of Person Filing:

  (i) Blue Water Life Science Advisors, LP

 (ii) Blue Water Life Science Master Fund, Ltd.

(iii) Nathaniel T. Cornell

(iv)  Blue Water Life Science, LP

(b) Address of Principal Business Office:

 (i) 80 E. Sir Francis Drake Blvd. Suite 4A

      Larkspur, California 94939

(ii)  4th PL, Harbour Place 103 S Church St

       Grand Cayman, Cayman Islands KYI-1002

(iii) 80 E. Sir Francis Drake Blvd. Suite 4A

       Larkspur, California 94939

(iv) 80 E. Sir Francis Drake Blvd. Suite 4A

       Larkspur, California 94939

(c) Citizenship:

 (i) Delaware

 (ii)  Cayman Islands

(iii) United States of America

(iv) Delaware

Item 2.	(d) Title of Class of Securities

Common Stock, par value $0.00001 per share (the “Common Stock”)

Item 2.	(e) CUSIP No.:

00974H104

CUSIP No. 00974H104	SCHEDULE 13G	Page 7 of 10 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 00974H104	SCHEDULE 13G	Page 8 of 10 Pages

Item 4. Ownership

Information with respect to the Reporting Persons' ownership of the Common Stock as of December 31, 2023 is incorporated by reference to items (5) - (9) and (11) of the cover page of the respective Reporting Person.

The amount beneficially owned by each Reporting Person is determined based on 49,117,738 shares of Common Stock outstanding as of December 31, 2023, as the Issuer reported in its Form 10-K filed with the SEC on March 5, 2024.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00974H104	SCHEDULE 13G	Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 28, 2024

Blue Water Life Science Advisors, LP By: Entity and Description

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member

Blue Water Life Science Master Fund, Ltd. By: Entity and Description

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member

Nathaniel T. Cornell By: Entity and Description

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell

Blue Water Life Science, LP By: Entity and Description

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member

CUSIP No. 00974H104	SCHEDULE 13G	Page 10 of 10 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: August 28, 2024

Blue Water Life Science Advisors, LP

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member

Blue Water Life Science Master Fund, Ltd.

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member

Nathaniel T. Cornell

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell

Blue Water Life Science, LP

By:	/s/ Nathaniel T. Cornell
Nathaniel T. Cornell, Managing Member